Exhibit 99.1

NeurogesX, Inc. Stephen Ghiglieri Chief Financial Officer (650) 358-3310	The Ruth Group Sara Pellegrino (investors) (646) 536-7002 spellegrino@theruthgroup.com Jason Rando (media) (646) 536-7025 jrando@theruthgroup.com

NeurogesX Appoints New Board Director and Audit Committee Chairman

Regains NASDAQ Compliance

San Mateo, Calif., (August 25, 2009) – NeurogesX, Inc. (NASDAQ: NGSX), a biopharmaceutical company focused on developing and commercializing novel pain management therapies, today announced the appointment of Bradford S. Goodwin to its Board of Directors as a director and Audit Committee chairman, effective August 20, 2009. Mr. Goodwin currently serves as President and CEO of Keren Pharmaceutical, a company focused on exploiting a novel, Nobel Prize winning method of gene silencing. He also serves as nonexecutive chairman of Facet Biotech Corp. and as a director of Rigel, Inc.

Following Mr. Goodwin’s appointment, NeurogesX received a letter dated August 21, 2009 from the Listing Qualifications Staff of the Nasdaq. The letter indicated that the Company has regained compliance with Nasdaq’s audit committee composition requirements for continued listing as set forth in Listing Rule 5605(c)(2)(A), which requires that the Company’s Audit Committee be comprised of at least three members, each of whom are independent.

Mr. Goodwin is a healthcare industry veteran and has held executive positions and board seats at several biopharmaceutical companies. Prior to joining Keren Pharmaceutical, he served as Chief Executive Officer and director of Novacea, Inc. from 2001 to 2006. Previously, Mr. Goodwin was President, Chief Operating Officer and Co-founder of Collabra Pharma. Before starting Collabra, Mr. Goodwin held various senior executive positions over a 12-year tenure at Genentech, Inc., including Vice President of Finance, and was responsible for treasury, purchasing, risk management, real estate, controllership, tax and long-range planning.

In addition Mr. Goodwin has held nonexecutive chairman positions at CoTherix, Inc. and PDL BioPharma and served on the board of Amedica, Inc. He became a certified public accountant (CPA) while working as an auditor at PricewaterhouseCoopers, and served on expert advisory committees of the American Institute of Certified Public Accountants, the Financial Accounting Standards Board and the International Accounting Standards Board. Mr. Goodwin holds a bachelor of science in business administration from the University of California, Berkeley.

Jean-Jacques Bienaimé, Chairman of the NeurogesX Board of Directors, commented, “We welcome Brad to NeurogesX as a director and Chairman of our Audit Committee. Brad has developed a broad view of the life sciences industry through various executive positions and board assignments at both small and large high-growth companies. NeurogesX is preparing to become a full commercial enterprise, pending the potential U.S. approval of lead product candidate Qutenza™ later this year. Brad’s breadth of experience will be invaluable during this significant period of potential growth, while his deep financial background qualifies him to be an excellent Chairman of our Audit Committee.”

Mr. Goodwin said, “I am pleased to join NeurogesX’ board at such an exciting time in its corporate history. I have been greatly impressed with the management team’s ability to execute, demonstrated by recent successes in gaining E.U. approval of Qutenza and securing a partnership with Astellas Pharma Europe for commercialization of Qutenza in the E.U., Middle East and Africa. As a director and Audit Committee chairman, I look forward to working with management and the board in navigating through the potential U.S. commercialization of Qutenza.”

About NeurogesX, Inc.

NeurogesX (NASDAQ: NGSX) is a biopharmaceutical company focused on developing and commercializing novel pain management therapies. Its initial focus is on chronic peripheral neuropathic pain, including postherpetic neuralgia (PHN), painful HIV-distal sensory polyneuropathy (HIV-DSP) and painful diabetic neuropathy (PDN). NeurogesX’ late stage product portfolio is led by its product candidate Qutenza, a dermal patch designed to manage pain associated with peripheral neuropathic pain conditions. Qutenza is currently approved in the European Union for the treatment of neuropathic pain in non-diabetic adults, either alone or in combination with other medicinal products for pain. Qutenza will be marketed in the European Union and certain countries in Eastern Europe, the Middle East and Africa, by Astellas Pharma Europe, Ltd. In the United States, NeurogesX submitted a new drug application (NDA) for PHN to the U.S. Food and Drug Administration (FDA) which was accepted for filing by the FDA in December 2008 and has been given an extended Prescription Drug User Fee Act (PDUFA) date of November 16, 2009.

NeurogesX’ second most advanced product candidate, NGX-1998, is a topically applied, liquid formulation containing a high concentration of capsaicin designed to treat pain associated with neuropathic pain conditions. NGX-1998 has completed three Phase 1 studies and NeurogesX is currently planning the design and timing of this program.

NeurogesX’ early stage product pipeline includes pre-clinical compounds, which are prodrugs of acetaminophen and various opioids. The company has evaluated these compounds in vitro and in vivo and is currently seeking development partners for these programs.

Safe Harbor Statement

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). NeurogesX disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to the timing and outcome of regulatory decisions and label approval being sought or that may be obtained with respect to the NDA for Qutenza with the FDA, including the PDUFA date for the NDA; plans and timing for commercialization of Qutenza and development activities for NGX-1998 and other product candidates, including regulatory submissions and any outcomes of such submissions. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to; positive results in clinical trials may not be sufficient to obtain FDA approval; the FDA may request additional clinical trials or other information prior to granting approval for Qutenza; any regulatory approvals which are received may be limited to certain indications; NeurogesX’ product candidates may have unexpected adverse side effects or inadequate therapeutic efficacy or tolerability; physician or patient reluctance to use Qutenza or NGX-1998, if approved; and other difficulties or delays in, clinical development of, and obtaining regulatory approval for NeurogesX’ product candidates. For further information regarding these and other risks related to NeurogesX’ business, investors should consult NeurogesX’ filings with the Securities and Exchange Commission.